Exhibit 16.1

November 4, 2011

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: IFLI Acquisition Corp. (Commission File No. 000-21134)

We have read the statements that we understand IFLI Acquisition Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Yours truly,

Rothstein, Kass & Company, P.C.